Exhibit 21.1

List of Subsidiaries

The following is a list of subsidiaries of Recursion Pharmaceuticals Inc. as of December 31, 2024.

Name of Subsidiary*	Jurisdiction of Incorporation
Exscientia Limited	United Kingdom
Exscientia (UK) Holdings Ltd.	United Kingdom
Exscientia AI Ltd.	Scotland
Kinetic Discovery Ltd	Scotland
Exscientia Inc.	Delaware
Exscientia Ventures I Inc.	Delaware
RE Ventures I LLC	Delaware
Exscientia Ventures II Inc.	Delaware
RE Ventures II LLC	Delaware
Exscientia GmbH	Austria
Recursion London Ltd.	United Kingdom
Recursion Canada, Inc.	Canada
Valence Discovery Inc.	Canada
Valence Discovery USA, Inc.	Delaware
Cyclica Therapeutics Inc.	Canada
Cyclica Inc.	Delaware
Giro Health Inc.	Delaware
1414517 B.C. Unlimited Liability Company	Canada
CereXis, Inc.	Delaware

*Inclusion on the list above is not an admission that any of the above entities, individually or in the aggregate, constitutes a significant subsidiary within the meaning of Rule 1-02(w) of Regulation S-X and Item 601(b)(21)(ii) of Regulation S-K.